SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

REPTRON ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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13700 Reptron Boulevard • Tampa, Florida 33626-3046 • (813) 854-2351

May 20, 2003

Dear Shareholder:

I am pleased to invite you to the Annual Meeting of Shareholders to be held on Monday, June 23, 2003, at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626. The meeting will begin at 9:00 a.m., local time. As we have done in the past, in addition to considering the matters described in the accompanying proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your shares will be represented at the meeting. The accompanying proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

Michael L. Musto

Chairman of the Board of Directors

and Chief Executive Officer

i

REPTRON ELECTRONICS, INC.

Notice of Annual Meeting of Shareholders

To Be Held June 23, 2003

Dear Shareholder:

On Monday, June 23, 2003, Reptron Electronics, Inc. will hold its 2003 Annual Meeting of Shareholders at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626. The meeting will begin at 9:00 a.m., local time.

We are holding this meeting to:

1.	Elect two Class III directors to hold office for three year terms expiring in 2006 and one Class I director for a two-year term expiring in 2005; and

2.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected May 16, 2003, as the record date for determining shareholders entitled to vote at the meeting. This proxy statement, proxy card and Reptron’s 2002 Annual Report to Shareholders are being mailed on or about May 20, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Leigh A. Lane

Secretary

Tampa, Florida

May 20, 2003

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Reptron’s Board of Directors is soliciting your proxy to vote your shares at Reptron’s 2003 Annual Meeting of Shareholders. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting.

Q:	What may I vote on?

A: (1)	The election of two Class III directors to hold office for a three-year term expiring in 2006 and one Class I director to hold office for a two-year term expiring in 2005; and

(2)	Any other business properly presented at the Annual Meeting.

Q:	How does Reptron’s Board of Directors recommend I vote on the proposal?

A:	Reptron’s Board of Directors recommends a vote FOR each of the proposed nominees.

Q:	Who is entitled to vote?

A:	Only those shareholders who owned Reptron common stock at the close of business on May 16, 2003 (the “Record Date”), are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by either:

•	notifying Reptron’s corporate secretary in writing;

•	voting in person; or

•	returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, 6,417,196 shares of Reptron’s common stock were issued and outstanding. Every Reptron shareholder is entitled to one vote for each share of common stock held on the Record Date.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares of Reptron’s common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Reptron common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Paul J. Plante, Reptron’s President, Chief Operating Officer, Chief Accounting Officer and director, and William A. Byrd, Reptron’s Manager of Financial Reporting, or either of them, to vote on such matters at their discretion.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing, no later than January 20, 2004 to Leigh A. Lane, Corporate Secretary, Reptron Electronics, Inc., 13700 Reptron Boulevard, Tampa, Florida 33626. In addition, the proxy solicited by Reptron’s Board of Directors for the 2004 Annual Meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal by April 6, 2004.

Q:	Who will pay for this proxy solicitation?

A:	Reptron will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSALS ON WHICH YOU MAY VOTE

Proposal 1.    Election of Directors

Reptron’s Board of Directors is divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2003 (Class III directors), 2004 (Class II directors) and 2005 (Class I directors). At the Annual Meeting, you and the other shareholders will elect two individuals to serve as directors until the 2006 Annual Meeting of Shareholders and one individual to serve as a director until the 2005 Annual Meeting of Shareholders. The Board of Directors has nominated Leigh A. Lane and Vincent Addonisio to stand for election at the Annual Meeting for Class III director seats and Bertram L. Miner to stand for election at the Annual Meeting for a Class I director seat. Mr. Miner was appointed to the Board of Directors to fill the vacancy created by the resignation of William U. Parfet in December 2002. Mr. Parfet resigned because of business and personal obligations unrelated to Reptron. Detailed information on each nominee and other members of our Board of Directors is provided on page 10. Each of the nominees for director is a current member of Reptron’s Board of Directors.

The individuals named as proxies will vote the enclosed proxy for the election of Ms. Lane and Messrs. Addonisio and Miner unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Information Regarding the Board of Directors and Committees

The full Board of Directors considers all major decisions concerning Reptron. However, the Board of Directors has established the following three standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board of Directors meeting:

•	Compensation Committee. The Compensation Committee reviews and approves Reptron’s compensation plans covering the chief executive officer; reviews the compensation of the other executive officers; reviews the competitiveness of Reptron’s total compensation practices; determines the annual base salary and incentive awards to be paid to the chief executive officer and reviews the annual base salary and incentive awards to be paid to the other executive officers. During 2002, the members of the Compensation Committee were Vincent Addonisio and William U. Parfet. Upon Mr. Parfet’s resignation in December 2002, Bertram L. Miner was appointed to the Compensation Committee. The Compensation Committee held no meetings in 2002.

•

Audit Committee. The Audit Committee reviews and recommends to the directors the appointment of the independent auditors to be selected to audit the financial statements of Reptron; reviews the engagement proposal of the independent auditors and provides its recommendations with respect to such proposal to Reptron’s Chief Financial Officer;

inquires as to the independence of the auditors, and obtains at least annually the auditors written statement describing their independent status; meets with the independent auditors and Reptron’s Chief Financial Officer to review the scope of the proposed audit for the current year, and at the conclusion of such audit reviews the audit, including any comments or recommendations of the independent auditors; meets with Reptron’s Chief Financial Officer, legal counsel and the independent auditors in review of Reptron’s quarterly financial statements prior to the release of Reptron’s earnings; reviews Reptron’s 10-Q’s and 10-K and provides Reptron’s Chief Financial Officer with their comments, if any, prior to the filing of such documents; provides sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present; submits the minutes of all meetings to, or discusses the matters reviewed at each meeting with, the Board of Directors; investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee. The Audit Committee’s responsibilities are more fully set forth in a written charter, which was adopted by the board of directors, and is attached to the proxy statement for Reptron’s 2001 annual meeting of shareholders. During 2002, the members of the Audit Committee were Vincent Addonisio, William L. Elson, and William U. Parfet. Upon Mr. Parfet’s resignation in December 2002, Bertram L. Miner was appointed to the Audit Committee. With the exception of William L. Elson, all of the Audit Committee members are independent as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Mr. Elson is not independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards because of his relationship to Reptron. See the section entitled “Certain Relationships and Related Transactions” below. Under this Rule, a single non-independent member of a three member audit committee is acceptable provided such individual is not a current employee or officer of Reptron nor an immediate family member of any such persons, and the Board of Directors believes it in the best interest of Reptron and its shareholders to have the non-independent director serve on the audit committee. The Board of Directors has approved Mr. Elson as a non-independent member of the Audit Committee under the current Nasdaq view of the rule because the Board of Directors believes it is in the best interests of Reptron and its shareholders that Mr. Elson continue his participation as an audit committee member due to his education and professional background and experience with, and his knowledge of, Reptron. Reptron is currently reviewing the composition of the Audit Committee and the written charter of the Audit Committee in response to the rules and regulations of the Securities and Exchange Commission, as amended by the Sarbanes-Oxley Act of 2002, and proposed amendments to the National Association of Securities Dealer’s listing standards. The Audit Committee held six meetings in 2002.

•

Stock Option Committee. The Stock Option Committee is responsible for selecting the recipients of options to purchase shares of Reptron’s common stock, determining the terms and conditions and number of shares of common stock subject to each option and making any other determinations necessary or advisable for the administration of

Reptron’s Incentive Stock Option Plan, Reptron’s 2002 Incentive Stock Option Plan and the Non-Employee Director Stock Option Plan. During 2002, the members of the Stock Option Committee were Michael L. Musto and Leigh A. Lane. The Stock Option Committee held one meeting in 2002.

Reptron does not have a nominating committee. This function is performed by the Board of Directors. The Board of Directors met six times during 2002. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served.

Compensation of Directors

Directors who are not employees of Reptron are paid $6,000 annually plus $1,000 for each Board of Directors meeting attended, and $1,000 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. In addition, Reptron reserved 450,000 shares of Reptron’s common stock for future issuance upon the exercise of stock options that may be granted to its non-employee directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of Reptron receives separate compensation for services rendered as a director. There were no stock options granted to non-employee directors in 2002.

Vote Required; Recommendation

The two nominees for election as Class III directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the two nominees for Class III director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Your Board of Directors unanimously recommends a vote FOR each of the nominees for election as a director.

STOCK OWNERSHIP

There were a total of 6,417,196 shares of Reptron common stock outstanding on May 16, 2003. The following table shows the amount of Reptron common stock beneficially owned (unless otherwise indicated) as of the close of business on May 16, 2003 by: (1) any person who is known by Reptron to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) Reptron’s directors, (3) the executive officers named in the Summary Compensation Table below and (4) all directors and executive officers of Reptron as a group.

	Shares of Reptron Common Stock Beneficially Owned
	Number	Percent
Directors and Named Executive Officers
Michael L. Musto (1)	2,145,752	33.4%
Paul J. Plante (2)	406,105	6.3%
Bonnie Fena (3)	66,506	*
Leigh A. Lane (4)	2,500	*
Deborah Casey (5)	10,500	*
Charles Crep (6)	9,225	*
Vincent Addonisio (7)	27,000	*
William L. Elson (8)	52,300	*
Bertram L. Miner	0	0%
All directors and executive officers as a group(9) (10 persons)	2,719,888	42.4%

Shareholders
Milan Mandaric (10)	571,800	8.9%
One Oakwood Boulevard, Suite 200
Hollywood, Florida 33020
Ryback Management Corporation (11)	473,684	7.4%
7711 Carondelet Avenue
St Louis, Missouri 63105
Forum Capital Markets LLC (12)	468,686	7.3%
53 Forest Ave, 3rd Floor
Old Greenwich, CT 06870
Paradigm Capital Management, Inc (13)	334,500	5.2%
Nine Elk Street
Albany, New York 12207
Royce & Associates, Inc. (14)	345,000	5.4%
1414 Avenue of Americas
New York, New York 10019
Dimensional Fund Advisors, Inc (15)	423,638	6.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Avenir Corporation (16)	412,734	6.4%
1725 K St, NW, Suite 401
Washington, DC 20006
C.L. King & Associates, Inc. (17)	600,000	9.3%
Nine Elk Street
Albany, New York 12207
Edward J. Okay (18)	649,200	10.1%
7150 Elkhorn Drive
West Palm Beach, Florida 33411

* Less than 1% of the outstanding common stock.

(1)	The number of shares shown in the table includes (i) 2,932 shares held directly by Mr. Musto; (ii) 280,700 shares issuable to the Michael L. Musto Revocable Living Trust (the “MLM Trust”) upon the conversion of the 6% Convertible Subordinated Notes due 2004 (the “Notes”), of which half were purchased by the MLM Trust on January 7, 1999 and half were purchased on August 26, 1999, which are convertible into shares of Reptron common stock at the rate of 35.0877 shares of common stock per $1,000 principal amount of the Notes; (iii) 1,739,720 shares held by MLM Investment Company Limited Partnership (“MLMLP”) of which MLM, Inc., a Nevada corporation (“MLM, Inc.”), is the managing general partner, Mr. Musto is the president and controlling shareholder of MLM, Inc., and has sole voting and dispositive power over the shares held by MLMLP; and (iv) 122,500 shares held by the MLM Trust. Excludes 4,000 shares subject to options that are exercisable by Mr. Musto’s mother.
(2)	The number of shares shown in the table includes (i) 52,000 shares held directly by Mr. Plante; (ii) 350,000 shares subject to options that are exercisable within 60 days of May 16, 2003; and (iii) 4,105 shares issuable to an IRA for the benefit of Mr. Plante’s spouse upon the conversion of the Notes.
(3)	The number of shares shown in the table includes (i) 53,631 shares held directly by Ms. Fena; and (ii) 12,875 shares subject to options that are exercisable within 60 days of May 16, 2003.
(4)	The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of May 16, 2003.
(5)	The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of May 16, 2003.
(6)	The number of shares shown in the table includes (i) 1,350 shares held directly by Mr. Crep and (ii) 7,875 shares subject to options that are exercisable within 60 days of May 16, 2003.
(7)	The number of shares shown in the table includes (i) 2,000 shares held directly by Mr. Addonisio and (ii) 25,000 shares subject to options that are exercisable within 60 days of May 16, 2003.
(8)	The number of shares shown in the table includes (i) 12,300 shares held by the William L. Elson P.C. Profit Sharing Plan; and (ii) 40,000 shares subject to options that are exercisable within 60 days of May 16, 2003.
(9)	Includes 22,712 shares beneficially owned by Anthony Musto. Mr. Musto owns 12,714 of the shares directly and the remaining 10,000 shares are subject to options that are exercisable within 60 days of May 16, 2003. Anthony Musto is the cousin of Michael L. Musto.
(10)	Reptron has reason to believe that Mr. Mandaric beneficially owns 571,800 shares.
(11)	The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1999 and are shares issuable upon the conversion of $13,500,000 of the Notes.
(12)	The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2000.
(13)	The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2002.
(14)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on February 5, 2003.
(15)	The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003
(16)	The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003
(17)	The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on January 8, 2003.
(18)	The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors, executive officers and persons holding more than ten percent of Reptron’s common stock to report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and Reptron must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports received by us and written representations of our directors and executive officers, we believe that Edward Okay filed one late Form 4 (reporting four transactions) and one late Form 3 in 2002, and Chris O’Brien and Anthony Musto each filed a late Form 3 in 2002. Other than these filings, we believe all directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of May 16, 2003, concerning Reptron’s executive officers, continuing directors, and nominees for election as directors.

Name	Position(s)	Age	Year First Became a Director

Michael L. Musto(1)	Chief Executive Officer and Director (term expiring in 2005)	61	1973

Paul J. Plante	President, Chief Operating Officer, Acting Chief Financial Officer and Director (term expiring in 2004)	45	1994

Bonnie Fena	President—Reptron Manufacturing Services	55	—

Leigh A. Lane(1)(2)	Corporate Credit Manager, Secretary and Director (director nominee for a term expiring in 2006)	38	1994

Deborah Casey	Vice President—Reptron Computer Products	47	—

Charles Crep	Vice President—Reptron Manufacturing Services	53	—

Vincent Addonisio(3)(4)	Director (director nominee for a term expiring in 2006)	48	2000

William L. Elson(3)	Director (term expiring in 2004)	55	1994

Bertram L. Miner(3)(4)	Director (director nominee for a term expiring in 2005)	66	2002

(1)	Mr. Musto and Ms. Lane serve on Reptron’s Stock Option Committee.
(2)	Ms. Lane is the daughter of Mr. Michael L. Musto.
(3)	Messrs. Addonisio, Elson, and Miner serve on Reptron’s Audit Committee.
(4)	Messrs. Addonisio and Miner serve on Reptron’s Compensation Committee.

Michael L. Musto. Mr. Musto has been Chief Executive Officer and a director of Reptron since its inception in 1973. He was President of Reptron from 1973 to 1999. Prior to 1973, Mr. Musto worked for nine years in electronic components distribution for Northland Electronics and Diplomat Electronics.

Paul J. Plante. Mr. Plante was appointed President of Reptron in December 1999, Chief Operating Officer of Reptron in January 1997, Acting Chief Financial Officer of Reptron in 2001, and has been a director since 1994. Mr. Plante has been employed by Reptron since 1986 and previously served as its Vice President of Finance, Chief Financial Officer and Treasurer (1987-1997). From 1983-1986, he was Controller of K-Byte Manufacturing, which is now part of a division of Reptron. Prior to 1983, Mr. Plante worked for a regional accounting firm (1980-83). Mr. Plante is a Certified Public Accountant and is a graduate of Michigan State University, with a Bachelor of Arts degree in accounting. He also earned an MBA degree from the University of South Florida.

Bonnie Fena. Ms. Fena has served as President of Reptron Manufacturing Services Division since April 2002. Prior to her current role, she served as the President of the Reptron Manufacturing Services Hibbing Facility from May 1998 to April 2002. Prior to joining Reptron, Ms. Fena was President of Hibbing Electronics Corporation (1987 to 1998) and from 1974 to 1987 Ms. Fena served as Vice President and co-founder of Hibbing Electronics Corporation.

Leigh A. Lane. Ms. Lane serves as Reptron’s secretary and has been a director since 1994. Ms. Lane has served in a number of administrative positions, including Operations Manager (1989-1991) and Corporate Credit Manager (1991-present).

Deborah Casey. Ms. Casey has served as Vice President of Reptron Computer Services since 1995.

Charles Crep, Mr. Crep has served as Vice President of Reptron Manufacturing Services since 2001. Prior to his current role, Mr. Crep served as Vice President of Operations for Reptron’s Hibbing, Minnesota facility from 1998 to 2001. From 1985 to 1998, Mr. Crep held a similar position with Hibbing Electronics, Inc. prior to its acquisition by Reptron in 1998.

Vincent Addonisio. Mr. Addonisio has been a director of Reptron since May 2000. Mr. Addonisio serves as President and Chief Executive Officer of Regency Strategic Advisors, Inc, a position he has held since 2002. Mr. Addonisio served as an executive of CGI Information Technology Services, Inc. (formerly IMRglobal Corp.), a provider of information technology services and solutions from 1998 to 2002. Mr. Addonisio served as a director, Chief Administrative Officer and Executive Vice President until 2002. Mr. Addonisio was President of Parker Communications Network, Inc., a privately-held point of sale marketing network company, from 1997 to 1998. Mr. Addonisio holds a Bachelor of Science degree in Accounting from Binghamton University (SUNY) and an MBA from the Georgia Institute of Technology.

William L. Elson. Mr. Elson has served as Reptron’s outside general counsel since 1979 and has been a director since 1994. He has practiced law as a sole practitioner since 1975 and worked for Coopers & Lybrand from 1973 to 1975. Mr. Elson is a Certified Public Accountant and is a graduate of Wayne State University, with a J.D. degree and a Bachelor of Science degree in accounting. Mr. Elson has been of counsel to the law firm of Holland & Knight LLP in Tampa, Florida since July 2000.

Bertram L. Miner. Mr. Miner was appointed to the Reptron Board in December 2002. Mr. Miner has been a self-employed real estate investor since 1986. Prior to 1986, Mr. Miner was Chief Executive Officer of Quality Health Care Centers, Inc. from 1975 to 1986, served as a mortgage loan officer for Percy Wilson & Co. from 1973 to 1974 and practiced law with the law firm of Baskin, Server & Miner from 1961 to 1973.

EXECUTIVE COMPENSATION

Under rules established by the Securities and Exchange Commission, Reptron is required to provide certain information concerning total compensation earned or paid to: (1) Reptron’s chief executive officer and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 (the “Named Executive Officers”) during 2002.

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers :

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary(2)	Bonus	Securities Underlying Options	All Other Compensation(3)
Michael L. Musto	2002	$360,000	$0	0	$60
Chairman of the Board	2001	380,000	0	0	125
And Chief Executive Officer	2000	400,000	0	0	152

Paul J. Plante	2002	$278,000	$0	0	$1,160
President, Chief Operating Officer	2001	299,250	0	0	1,175
and Acting Chief Financial Officer	2000	309,000	60,000	0	602

Bonnie Fena	2002	$230,000	$0	0	$1,060
President, Reptron Manufacturing	2001	220,000	0	5,000	1,170
Services	2000	200,000	52,250	500	1,170

Deborah Casey (4)	2002	$150,000	$92,000	2,500	$1,160
Vice President, Reptron Computer	2001	N/A	N/A	N/A	N/A
Products	2000	N/A	N/A	N/A	N/A

Charles Crep (4)	2002	$142,000	$0	0	$1,060
Vice President, Reptron	2001	N/A	N/A	N/A	N/A
Manufacturing Services	2000	N/A	N/A	N/A	N/A

Christopher M. O’Brien (5)	2002	$221,000	$0	0	$60
Executive Vice President,	2001	155,000	0	10,000	—
Reptron Distribution	2000	—	—	—	—

(1)	The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(2)	Includes any amount deferred by the executive pursuant to Reptron’s 401(k) plan.
(3)	Includes annual premiums paid by Reptron for a $50,000 life insurance policy for each of the executive officers. Also includes the amount contributed by Reptron to the account of each Named Executive Officer under Reptron’s 401(k) plan.
(4)	Ms. Casey and Mr. Crep were not among the Named Executive Officers during 2000 and 2001.
(5)	Mr. O’Brien resigned during 2002. He would have been among the Named Executive Officers during 2002 if he was employed by the Company on December 31, 2002.

Option Grants During Fiscal Year 2002

The following table sets forth information concerning options granted to the Named Executive Officers during 2002:

2002 Stock Option Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Options Granted	Percent of 2002 Options Granted to Employees	Exercise or Base Price	Expiration Date	Assumed Rate 5%	Assumed Rate 10%
Michael L. Musto	0	0%	N/A	N/A	0	0
Paul J. Plante	0	0%	N/A	N/A	0	0
Bonnie Fena	0	0%	N/A	N/A	0	0
Deborah Casey	2,500	6%	$3.15	2/15/12	$12,828	$20,426
Charles Crep	0	0%	N/A	N/A	0	0
Christopher M. O.Brien	0	0%	N/A	N/A	0	0

(1)	Each of these options was granted pursuant to the Reptron ISO Plan and is subject to the terms of such plan. As long as the optionee maintains continuous employment with Reptron, these options vest over a four year period at a rate of one-fourth of the shares on each anniversary of the date of grant.
(2)	Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent Reptron’s estimate or projection of the future price of Reptron’s Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Reptron, overall stock market conditions and the option holders’ continued employment through the vesting period.

Option Exercises During Fiscal Year 2002 and Fiscal Year End Option Values

The following table sets forth information concerning options exercised by the Named Executive Officers during fiscal year 2002 and the number and value of options held at fiscal year end. Reptron does not have any outstanding stock appreciation rights.

	Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002(1)($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Musto	0	0	0	0	N/A	N/A
Paul J. Plante	0	0	350,000	0	$0	$0
Bonnie Fena	0	0	11,500	4,000	0	0
Deborah Casey	0	0	9,250	5,750	0	0
Charles Crep	0	0	6,500	4,000	0	0
Christopher M. O’Brien	0	0	0	0	N/A	N/A

(1)	The closing price for Reptron’s common stock as reported on Nasdaq on December 31, 2002 was $0.87. Value is calculated on the basis of the difference between the option exercise price and $0.87 multiplied by the number of shares of Reptron’s common stock to which the exercise relates.

Employment and Severance Contracts

We are a party to employment agreements with Messrs. Musto and Plante effective June 5, 1998 and January 5, 1999, respectively. These agreements continue until terminated (as provided in the agreements), and provide for an annual base salary and certain other benefits. The annual base salaries for fiscal 2002 for Messrs. Musto and Plante are $400,000 and $315,000, respectively. However, Messrs. Musto and Plante, as well as our entire senior management team, received a temporary ten percent pay reduction effective July 1, 2001 in response to difficult industry conditions. This decrease in pay will be restored if and when business conditions improve. Mr. Musto’s employment agreement provides that he is entitled to severance if his employment is terminated by us for any reason or upon a “change of control” (as defined in the employment agreement). In such case, Mr. Musto would receive 2.99 times his average annual base compensation. Mr. Plante’s employment agreement provides that he is entitled to severance if his employment is terminated by us “without cause” or upon a “change of control” (as such terms are defined in the employment agreement). In such case, Mr. Plante would receive 2.99 times his average annual base compensation.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee consisted of Messrs. Addonisio and Parfet until Mr. Parfet’s resignation in December 2002, at which time Mr. Miner was appointed to the Compensation Committee. All of the members of the Compensation Committee are outside directors. Under rules established by the Securities and Exchange Commission, Reptron is required to provide a description of certain transactions and relationships between any Compensation Committee member and Reptron. No such transactions occurred during 2002. None of the members of the compensation committee are current or former officers or employees of Reptron.

Compensation Committee Report on Executive Compensation

The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Reptron filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Reptron specifically incorporates this Report or the performance graph by reference in such filings.

Compensation Policy: Reptron’s compensation program for executives consists of three key elements:

•	a base salary
•	a performance-based annual bonus
•	periodic grants of stock options

The Compensation Committee believes that this three-part approach best serves the interests of Reptron and its shareholders because it enables Reptron to meet the requirements of the highly competitive environment in which Reptron operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. In determining compensation, consideration is given both to Reptron’s overall performance and to individual performance, taking into account the contributions made by the executive toward improving Reptron’s performance. Consideration is also given to the executive’s position, location and level of responsibility, and the job performance of the executive in planning, providing direction for, and implementing Reptron’s strategy. The Compensation Committee’s primary objective in establishing compensation programs is to support Reptron’s goal of maximizing the value of shareholders’ investment in Reptron.

•	Base Salary. Base salaries for Reptron’s executive officers, as well as changes in such salaries, are based upon such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the executive, and the length of the executive’s service. The Compensation Committee believes that Reptron’s compensation of its executive officers falls within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors, and no specific formula is applied to determine the weight of each factor.

•	Annual Bonus. Payments to Reptron’s executive officers under annual bonus plans are earned through successful completion of stated objectives, which Reptron has determined to be critical elements for successful operations. The Chief Executive Officer and Chief Operating Officer are eligible to receive annual bonus payments based solely on achieving certain levels of profitability. Ms. Casey was the only Named Executive Officer to receive a bonus in 2002.

•	Stock Options. Reptron’s long term incentives are in the form of stock option awards. The objective of these awards is to advance Reptron’s and its shareholders’ longer term interests and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental shareholder value and attainment of long term earnings goals. Stock options only produce value to executives if the price of Reptron’s stock appreciates, thereby directly linking the interests of our executives with those of our shareholders. The executive’s right to the stock options vests over a period prescribed by Reptron’s Stock Option Committee. Ms. Casey was the only Named Executive Officer to receive an option grant in 2002.

Compensation of Reptron’s Chief Executive Officer:    Michael L. Musto’s compensation was reduced by 10% effective July 1, 2001 in response to difficult industry conditions. Mr. Musto’s 2001 compensation, when initially established, was reviewed by the Compensation Committee applying the principles outlined above in the same manner as they were applied to the other executives of Reptron. In addition, the Compensation Committee reviews the compensation paid to chief executive officers of comparable companies and considers those compensation levels in determining Mr. Musto’s compensation. No change has been made in Mr. Musto’s compensation since July 1, 2001.

Internal Revenue Code Limits on Deductibility of Compensation:    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Reptron expects no adverse tax consequences under Section 162(m) for 2002.

Submitted by the Compensation Committee

    Vincent Addonisio

    Bertram L. Miner

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, Reptron and its subsidiaries engage in transactions with companies where one of Reptron’s executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

Reptron leased one of its sales offices (located in Detroit, Michigan) from Michael L. Musto, Reptron’s Chief Executive Officer during 2002. The building includes office and warehouse space and totals approximately 10,000 square feet. Rent expense on this facility totaled $72,000 in 2002. The lease was terminated on March 1, 2003. The Reptron Manufacturing division leases a total of 127,000 square feet of manufacturing and administrative offices in Hibbing, Minnesota, which facility is owned in part by four individuals on the senior management team of Reptron Manufacturing. Rent expense on these offices totaled $ 562,000 in 2002. The lease expires in December 2007.

Mr. Elson, a Director of Reptron, provides legal services to Reptron and received approximately $218,000 for legal services rendered during 2002. In addition, Mr. Elson, is also of counsel to the law firm of Holland & Knight LLP which served as counsel to Reptron during the fiscal year ended December 31, 2002.

Mr. Musto, Reptron’s Chief Executive Officer, beneficially owns a portion of Reptron’s 6.75% convertible subordinated notes with a face value of approximately $8.0 million. In 2002, Mr. Musto received approximately $540,000 in interest payments on these notes. Also, Mr. Plante, Reptron’s President, Chief Operating Officer and Acting Chief Financial Officer, beneficially owns a portion of Reptron’s 6.75% convertible subordinated with a face value of approximately $117,000. In 2002, Mr. Plante received approximately $8,000 in interest payments on these notes.

Ms. Lane, a Director of Reptron, also serves as Secretary of Reptron. We are a party to an employment agreement with Ms. Lane effective January 1, 1997. This agreement continues until terminated (as provided in the agreement), and provides for an annual base salary and certain other benefits. The annual base salary for fiscal 2002 was $120,000. Ms. Lane’s employment agreement provides that she is entitled to severance if her employment is terminated by us for any reason or upon a “change of control” (as defined in the employment agreement). In such case, Ms. Lane would receive 2.99 times her average annual base compensation.

Reptron occasionally leases an airplane from a company controlled by Mr. Musto, Reptron’s Chief Executive Officer. The lease is based on a per hour use charge. During 2002, payments for the use of the airplane were approximately $120,000.

REPTRON STOCK PRICE PERFORMANCE GRAPH

The following graph is a comparison of the cumulative total returns for Reptron’s common stock as compared with the cumulative total return for The Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of Reptron’s peer corporations on a line-of-business basis. The following corporations represent our peer group: ACT Manufacturing, Inc., All American Semiconductor, Pioneer Standard Electronics, Inc., and Plexus Corporation. The cumulative return of Reptron was computed by dividing the difference between the price of Reptron’s common stock at the end and the beginning of the measurement period (December 31, 1997 to December 31, 2002) by the price of Reptron’s common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on December 31, 1997.

*	$100 invested on 12/31/97 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at Reptron’s Annual Meeting of Shareholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and Reptron’s bylaws. To be eligible for inclusion, shareholder proposals must be received by Reptron’s Corporate Secretary no later than January 20, 2004. In addition, the proxy solicited by Reptron’s Board of Directors for the 2004 Annual Meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal by April 6, 2004.

INDEPENDENT AUDITORS

Our consolidated financial statements for the year ended December 31, 2002 have been audited by Grant Thornton LLP, independent auditors. A representative of Grant Thornton LLP is expected to be present at the meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.

The Board of Directors selects the independent auditors for Reptron each year. The Board of Directors intends to continue the services of Grant Thornton LLP for the fiscal year ending December 31, 2003.

Audit Fees

Fees for audit services totaled $173,000 in 2002 and $150,000 in 2001, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit Related Fees

Fees for audit related services totaled $12,000 in 2002 and $14,000 in 2001. Audit related services principally include assurance and related services by the principal accountant that are reasonably related to the performance of audit or review of the Company’s financial statements or other filings that are not captured under the audit related fees.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $67,000 in 2002 and $64,000 in 2001.

All Other Fees

There were no fees for any other services not described above in 2002 or 2001.

The Audit Committee considered whether Grant Thornton LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Grant Thornton LLP’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the written charter under which it has been operating and is currently considering changes to reflect the rules and regulations of the Securities and Exchange Commission, as amended by the Sarbanes-Oxley Act of 2002, and the proposed changes to the National Association of Securities Dealer’s listing standards.

Reptron’s management is responsible for preparing Reptron’s financial statements. Reptron’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities. Except to the extent required by the rules of the NASDAQ stock market, membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, Reptron’s independent auditors and the internal audit staff have more available time and information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to Reptron’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002, with management. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of non-audit services is compatible with the independent accountant’ independence and satisfied itself as to the accountants’ independence. Based on a review and discussion of the foregoing, the Audit Committee recommended to Reptron’s Board of Directors that the audited financial statements for the year ended December 31, 2002, be included in Reptron’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Vincent Addonisio

William L. Elson

Bertram L. Miner

OTHER MATTERS

As of the date of this proxy statement, Reptron knows of no business that will be presented for consideration at the Annual Meeting of Shareholders other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to Reptron will be voted in accordance with the judgment of the proxy holder.

DETACH HERE

REPTRON ELECTRONICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints PAUL J. PLANTE and WILLIAM A. BYRD, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock of Reptron Electronics, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Reptron Electronics, Inc., to be held at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626, on June 23, 2003, at 9:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said meeting and in their discretion upon all other matters that may properly come before said meeting.

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTOR AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

1. Election of Directors, Nominees:

☐ FOR ALL NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY (to vote except as marked to the contrary for all nominees listed below)

INSTRUCTION: To withhold authority to vote for one or more of the nominees listed below, strike a line through the name(s) of the nominee(s) in the list below. Your share will be voted for the remaining nominee(s).

Class III

Leigh A. Lane

Vincent Addonisio

Class I

Bertram L. Miner

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope. Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

DATED:                                                                      2003

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature

Signature if held jointly